Exhibit 99.2
QUESTIONS AND ANSWERS REGARDING TODAY’S ANNOUNCEMENT
Q 1.	What personnel changes were announced today by Builders FirstSource?

A 1.	Builders FirstSource announced today that:
•	Kevin O’Meara was named the Company’s President and Chief Operating Officer.

•	Floyd Sherman, who has been President and Chief Executive Officer of the Company since 2001, has resigned as President but remains with the company as Chief Executive Officer and as a Director.
Q 2.	Why is Mr. Sherman resigning as President? Is there a reason this transition is occurring at this particular time?

A 2.	Mr. Sherman will continue to serve as CEO and Director of the Company. He felt, as did the Company’s Board of Directors, that now was the time to turn over the office of President to Kevin O’Meara.
Q 3.	Will these moves disrupt business at Builders FirstSource?

A 3.	No, we expect this to be a smooth transition. Floyd Sherman, Kevin O’Meara and the other executives at Builders FirstSource have extensive experience in the building materials industry. There will be no disruption of our business as a result of these changes.

Q 4.	What is Mr. O’Meara’s experience as a Builders FirstSource executive?

A 4.	Kevin O’Meara co-founded the Company and served as the Chief Financial Officer at its inception. Mr. O’Meara was promoted to Chief Operating Officer in May 2000. Prior to co-founding the Company, Mr. O’Meara served as Vice President, Strategic Planning and Business Development at Fibreboard Corporation. He worked three years in the Dallas office of Bain & Company, a strategic management consulting firm. He also worked six years at two private investment firms. Mr. O’Meara is a C.P.A. and has a B.A. (economics) and a B.B.A. (accounting) from Southern Methodist University and an M.B.A. from Harvard Business School.

Q 5.	What has Mr. O’Meara accomplished as a Builders FirstSource executive?

A 5.	Since the Company’s inception eight years ago, Mr. O’Meara has played a critical role in the Company’s success including: acquiring 24 companies, completing the initial public offering of its common stock, and increasing the Company’s sales to over $2.3 billion. His exemplary business and management skills and extensive industry knowledge will continue to be invaluable to the Company in his new position.
Cautionary Notice
Statements in this Q&A which are not purely historical facts, including statements about the anticipated effects of the described changes in personnel on the Company’s business, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this report was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including potential acquisitions, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent filing on Form 10-K with the Securities and Exchange Commission. Consequently, all forward-looking statements in this report are qualified by the factors, risks and uncertainties contained therein.